Exhibit 10.5

CARBONITE, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

1.     Performance-Based Restricted Stock Unit Award Agreement under Carbonite, Inc. 2011 Equity Award Plan:
Name of Recipient:
No. of Performance-Based Restricted Stock Units:
Grant Date:
Pursuant to Carbonite, Inc.’s 2011 Equity Award Plan (the “Plan”), Carbonite, Inc. (together with all successors thereto, the “Company”), hereby grants the number of Performance-Based Restricted Stock Units specified above (the “Award”) to the Recipient named above, subject to the terms of the Plan and this Award agreement (the “Agreement”). The Award represents a promise to pay to the Recipient one share of Common Stock, par value $0.01 per share (the “Common Stock”) of the Company for each Performance-Based Restricted Stock Unit, subject to the restrictions and conditions set forth herein and in the Plan. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan. To the extent that any term of this Agreement conflicts or is otherwise inconsistent with any term of the Plan, as amended from time to time, the terms of the Plan shall take precedence and supersede any such conflicting or inconsistent term contained herein, unless this Agreement specifically provides otherwise.

2.     Vesting and Provisions for Termination.

(a) Performance and Service Vesting. This Award contains both performance and service vesting conditions. This Award will meet the performance vesting condition if, within three years from the Grant Date, the closing price per share of the Common Stock as reported on NASDAQ is at least $15.00 (the “Price”) for 20 consecutive trading days. Upon achieving the applicable performance vesting condition (“Performance Achievement”), the Award will be subject to service vesting, with vesting of such Performance-Based Restricted Stock Units to occur in four equal 3-month installments over the one-year period from the date of Performance Achievement, subject to the Recipient’s continued service to the Company through the applicable vesting date.

Notwithstanding anything herein to the contrary, following Performance Achievement, in the event that (x) this Award is assumed or continued by the Company or successor entity in the sole discretion of the parties to a Change of Control pursuant to Section 15 of the Plan and within 12 months following such Change of Control, the Company or its successor entity, as the case may be, terminates the employment of the Recipient without Cause or the Recipient terminates his or her employment for Good Reason, then the restrictions and conditions shall lapse with respect to all then unvested Performance-Based Restricted Stock Units, or (y) in the event that, after the Company has entered into a definitive agreement with respect to a Change of Control but prior to or upon the effective date of such Change of Control, the Company terminates the employment of the Recipient without Cause upon the written request of the acquirer in such Change of Control, then, as of the date upon which the Recipient’s employment with the Company terminates, the restrictions and conditions shall lapse with respect to any then unvested Performance-Based Restricted Stock Units. If this Award is not assumed or continued by the Company or its successor entity in any Change of Control pursuant to Section 15 of the Plan, then immediately prior to such Change of Control, the restrictions and conditions shall lapse with respect to all of the then unvested Performance-Based Restricted Stock Units. For purposes of clarity, Performance Achievement will occur in connection with a Change of Control if the consideration per share of Common Stock in such Change of Control transaction is at least equal to the Price and may also occur following a Change of Control if the price per share of the Common Stock (or adjusted equivalent thereof following the Change of Control) is at least equal to the Price.

(b) Continuous Employment Required. Except as otherwise provided in this Agreement, no Performance-Based Restricted Stock Units shall vest unless on the applicable vesting date specified in Section 2(a) the Recipient is, and has been at all times since the Grant Date, an employee of the Company. If the Recipient ceases to be an employee for any reason, then any Performance-Based Restricted Stock Units that have not vested, and that do not become vested pursuant to Section 2(a) as a result of such termination, shall be forfeited immediately upon such cessation of employment without any payment to the Recipient.
(c) Settlement of Performance-Based Restricted Stock Units. The Recipient shall receive one share of the Company’s Common Stock for each Performance-Based Restricted Stock Unit that vests hereunder, free and clear of the restrictions set forth in this Agreement, except for any restrictions necessary to comply with federal and state securities laws. The Company shall reflect the Recipient’s ownership of such shares of Common Stock on its stock records as of the date on which the shares of Common Stock are delivered to the Recipient. Settlement of the Performance-Based Restricted Stock Units shall be made promptly, and in no event later than 30 days following the applicable vest date.

3.     Non-transferability of Performance-Based Restricted Stock Units; No Equity Securities. Unvested Performance-Based Restricted Stock Units granted under the Agreement may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Performance-Based Restricted Stock Units, or upon the levy of any attachment or similar process upon the Performance Based-Restricted Stock Units, the Performance-Based Restricted Stock Units and the associated rights contemplated by this Agreement shall, at the election of the Company, become null, void, and of no further force or effect. Unless and until such time as the Common Stock is issued in settlement of vested units, Recipient shall have no ownership rights in respect of the Common Stock reserved for issuance upon settlement of the Performance-Based Restricted Stock Units and shall have no right to dividends or to vote such shares.

4.     No Special Employment Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any Person under any circumstances to bind the Company to continue the employment of the Recipient for any period, including the period within which the Performance-Based Restricted Stock Units may become vested units, or affect in any manner the right of the Company to terminate the employment the Recipient at any time.

5.     Adjustments. The terms of this award, including the number of Performance-Based Restricted Stock Units subject to this Agreement, shall be subject to adjustment in accordance with Section 15 of the Plan. Adjustments pursuant to Section 15 of the Plan will be made by the Committee, whose determination as to what adjustments, if any, shall be made and the extent thereof will be final and binding.
6.     Withholding Taxes. The Recipient acknowledges and agrees that the Recipient (and not the Company) is solely responsible for any and all taxes that may be assessed by any taxing authority in the United States or any other jurisdiction, arising in any way out of this Agreement, the Performance-Based Restricted Stock Units, any vested units, or Common Stock issued or issuable upon settlement of the vested units and the Company is not liable for any such assessments. Prior to the settlement of the Recipient’s vested units, the Recipient shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company in connection with such settlement. In this regard, these arrangements may include, to the extent permissible under applicable law and elected by the Recipient, (a) the Company withholding shares of Common Stock that otherwise would be issued to the Recipient when the Recipient’s vested units are settled, provided that the Company only withholds the number of shares of Common Stock necessary to satisfy the minimum statutory withholding amount, and provided, further, that the Fair Market Value of these shares of Common Stock, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes, (b) having the Company withhold all applicable withholding taxes legally payable by the Recipient from the proceeds of the sale of shares of Common Stock, through a voluntary sale elected by the Recipient, provided that the Recipient timely adopts, or has previously timely adopted, the Rule 10b5-1 Sales Plan in substantially the form attached hereto as Appendix A, (c) having the Company withhold all applicable withholding taxes legally payable by the Recipient from the Recipient’s wages or other cash compensation paid to the Recipient by the Company (on the Recipient’s behalf pursuant to this authorization and subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), (d) the

Recipient electing to deliver to the Company at the time that the Company is obligated to withhold taxes in connection with such receipt or settlement, as the case may be, such amount as the Company requires to meet its withholding obligations under applicable tax laws and regulations, or (e) any other arrangement approved by the Committee. The Fair Market Value of any fractional shares of Common Stock resulting from the withholding or sale, as applicable, of shares of Common Stock pursuant to this Section 6 will be paid to the Recipient in cash. The Company may refuse to deliver shares of Common Stock upon settlement of vested units if the Recipient fails to comply with the Recipient’s obligations in connection with the tax withholding as described in this section.

7.     Section 409A of the Code. This Award is intended to be exempt from Section 409A of the Code as short-term deferrals, and shall be interpreted and construed accordingly.
8.     Miscellaneous.
(a)    Except as provided herein or in the Plan, the Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Recipient’s rights under this Agreement shall be subject to the written consent of the Recipient.
(b)     All notices under this Agreement shall be mailed, delivered by hand, or delivered by electronic means to the parties pursuant to the contact information for the applicable party set forth in the records of E*Trade Corporate Financial Services, Inc. (“E*TRADE”) or any successor third-party equity plan administrator designated by the Company from time to time (the “Administrative Service”), or at such other address as may be designated in writing by either of the parties to the other party.
(c)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).
(d)    The Recipient hereby accepts, by signature or electronic means delivered to the Administrative Service, this Agreement and agrees to the terms and conditions of this Agreement and the Plan. The Recipient hereby acknowledges receipt of a copy of the Plan.

Date of Grant:    [_____________]            CARBONITE, INC.

By:
Name:
Title:

APPENDIX A

RULE 10b5-1 SALES PLAN

1.    General. I hereby enter into this Rule 10b5-1 Plan (the “Plan”) in accordance with the terms set forth below with respect to all sales of shares of the Company’s Common Stock for my account in order to satisfy the Company’s withholding obligations with respect to the settlement of restricted stock units granted by the Company to me pursuant to the terms of any performance-based restricted stock unit agreements (each, an “Award”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Award.

2.    Election to Participate; Appointment of Broker as Agent. This Plan shall become effective 30 days after the date on which I execute this Plan. During the period when the Plan is effective, I (i) acknowledge and agree that I appoint E*TRADE as my agent and attorney-in-fact to effect the sales contemplated under this Plan, and (ii) agree to pay E*TRADE its commissions and any transaction fees relating to such sales from the proceeds of the sales.

3.    Election to Cease Participating. This Plan will terminate on the earliest to occur of (i) 10 days after the date on which I have both properly elected to terminate this Plan in writing to the Company and E*TRADE and notified SECFilings@carbonite.com of such termination, and (ii) 10 days after the date on which my employment with the Company terminates for any reason. If I elect to terminate this Plan, I may not enter into a similar plan until six months after the date of such termination.

4.    Representations of Recipient. I represent and warrant to the Company that (i) on the date on which I execute this Plan, I am not aware of any material nonpublic information with respect to the Company or any of its securities (including the Common Stock), (ii) I am not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent E*TRADE from conducting sales throughout the term of this Plan, (iii) I am entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) or Rules 10b-5 or 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the Common Stock subject to this Plan is not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rules 144 and 145 under the Exchange Act, or Rule 701 under the Securities Act of 1933, as amended, if I am subject to these rules), nor is there any litigation, arbitration or other proceeding pending, or to my knowledge threatened, that would prevent or interfere with the sale of Common Stock under this Plan, (v) I have not entered into or altered, nor will I enter into or alter, any corresponding or hedging transaction while this Plan is effective, and (vi) I do not have authority, influence or control over any sales of Common Stock effected by E*TRADE pursuant to this Plan, and will not attempt to exercise any authority, influence or control over such sales.

5.    Authorized Sales. By executing this Plan, I hereby authorize and direct E*TRADE and the Company as follows:

(a)    The Company shall promptly notify E*TRADE of the amount of my tax withholding obligation related to the settlement of vested units on each applicable vest date of each applicable Award. If the Company does not timely notify E*TRADE of the amount of such tax withholding obligation and E*TRADE is unable to calculate such amount, E*TRADE shall promptly request such information from the Company.

(b)    On each vesting date of each applicable Award, I am required to pay to the Company taxes required by law to be withheld hereunder to satisfy a withholding obligation. With no further action by me, I hereby instruct E*TRADE to sell, during the three-consecutive-trading-day period immediately following each applicable vest date of each applicable Award, a number of whole shares of Common Stock necessary to produce sales proceeds that satisfy, after deduction of any applicable commissions and transaction fees, my tax withholding obligation, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental income relating to the vested units settled on each applicable vest date (in such amount as the Company shall communicate to E*TRADE and me) and to promptly issue a check for such amount to the Company. Thereafter, after giving effect to my withholding and other obligations described herein, any fractional shares of

Common Stock resulting from such a sale shall promptly be issued to me in cash, by E*TRADE into my E*TRADE account.

6.     Section 16 Officers. If I am subject to Section 16 of the Exchange Act with respect to the Company’s securities, I shall effect the sales contemplated by this Plan in accordance with Rule 144 under the Exchange Act, and E*TRADE hereby agrees to prepare and timely file all required Form 144s.

I hereby execute this Plan in good faith on the date I accept this Plan by signature or electronic means delivered to E*TRADE, and intend that this Plan comply with the requirements of Rule 10b5-1(c)1 under the Exchange Act. This Plan is intended to comply with the requirements of Rule 10b5-1(c)(1) and shall be interpreted and administered accordingly.